Exhibit 99.4

SELECTED INFORMATION ON INSURANCE RESERVES FOR AIG’S NON-LIFE INSURANCE COMPANIES – January 26, 2016

The 2015 information presented herein represents estimates and is subject to change.

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. Except for AIG’s ongoing obligation to disclose material information as required by federal securities laws, AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. Factors that could cause AIG’s actual results to differ, possibly materially, from any forward-looking statements include completion of the year end audit process and the factors set forth in AIG’s filings with the United States Securities and Exchange Commission.

The following table classifies the components of our non-life net loss reserves by business unit:

December 31,
(in millions)	2015*	2014
Commercial Property Casualty:
Casualty	$32,724	$33,065
Financial lines	9,265	9,538
Specialty	5,197	5,786
Property	4,116	4,079

Total Commercial Property Casualty	51,302	52,468

Commercial Mortgage Guaranty	713	977
Consumer Personal Insurance
Personal lines	2,661	2,763
Accident and health	1,577	1,878

Total Consumer Personal Insurance	4,238	4,641

Other run-off insurance lines	4,350	3,526

Net liability for unpaid losses and loss adjustment expenses	$60,603	$61,612

* Estimate, subject to change

The following table summarizes development, (favorable) or unfavorable, of incurred losses and loss expenses for prior years, net of reinsurance, by business unit and major class of business:

	Three Months
	Ended	Years Ended December 31,
	December 31,
(in millions)	2015*	2015*	2014	2013
Prior accident year development by major class of business:
Commercial Property Casualty
Excess casualty - U.S. & Canada	$1,189	$1,529	$(36)	$(144)
Primary casualty - U.S. & Canada	1,030	1,126	550	498
Financial lines - U.S. & Canada	566	579	(47)	(113)
International lines	265	94	(78)	(105)
All other, net	(10)	152	266	219

Total Commercial Property Casualty	3,040	3,480	655	355

Commercial Mortgage Guaranty	(34)	(69)	(104)	30

Total Consumer Personal Insurance	40	(19)	(77)	(155)

Run-off Insurance Lines :
Asbestos and environmental	230	281	126	57
All other, net	311	446	103	270

Total Run-off Insurance Lines	541	727	229	327

Total prior year unfavorable development	$3,587	$4,119	$703	$557

Premium adjustments on primary casualty loss sensitive business	(4)	49	(105)	(89)

Total prior year development, net of premium adjustments	$3,583	$4,168	$598	$468

* Estimate, subject to change

In determining the loss development from prior accident years, we consider and evaluate inputs from many sources, including actual claims data, the performance of prior reserve estimates, observed industry trends, our internal peer review processes (including challenges and recommendations from our Enterprise Risk Management group) as well as the views of third party actuarial firms. We use these inputs to improve our evaluation techniques, and to analyze and assess the change in estimated ultimate loss for each accident year by class of business. Our analyses produce a range of reasonable outcomes, from which we select our best estimate.

In determining the loss development from prior accident years, AIG analyzes and evaluates the change in estimated ultimate loss for each accident year by class of business. For example, if loss emergence for a class of business is different than previously expected for certain accident years, we examine the indicated effect such emergence would have on the overall reserves for that class of business. In some cases, the higher or lower than expected emergence may result in no clear change in the ultimate loss estimate for the accident years in question, and no adjustment would be made to the reserves for the class of business for prior accident years. In other cases, the lower or higher than expected emergence may result in a change, either favorable or unfavorable. As appropriate, we make adjustments in response to the difference between the actual and expected loss emergence for each accident year. As part of our reserving process, we also consider notices of claims received with respect to emerging and/or evolving issues, in particular those related to complex, claims-related class action litigation and latent exposure claims. Our analyses and conclusions about prior year reserves also help inform our judgments about the current accident year loss ratio (66.1 Commercial; 54.0 Consumer; 25.1 Mortgage Guaranty for full year 2015, excluding catastrophe losses) and the current year’s addition to reserves. We will provide a discussion of our reserving process, basis for selections, and sensitivities of certain assumptions in the “Critical Accounting Estimates” section of our filed 10-K.

In the three-month period ended December 31, 2015, the estimated adverse prior year loss reserve development was $3.6 billion. The following is a discussion of the primary reasons for the development in the fourth quarter, 2015 for those classes of business that experienced significant prior accident year development.

Excess Casualty – U.S. & Canada

The excess casualty class presents unique challenges for estimating the liability for unpaid losses. Our policies tend to attach at a high layer above underlying policies, usually issued by other insurance companies, which can limit our access to relevant information to help inform our judgments. Our insureds are generally required to provide us with notice of claims that exceed a threshold, either expressed as a proportion of our coverage attachment point (e.g., 50 percent of the attachment) or for particular types of claims (e.g., death, quadriplegia). This threshold is generally established well below our attachment point, to provide us with a precautionary notice of claims that could potentially reach our excess layer of coverage. This means that the majority of claims reported to us are closed without payment by us because the claims never reach our layer, while the claims that reach our layer and close with payment by us can be large and highly variable. Thus, estimates of unpaid losses carry significant uncertainty.

During the fourth quarter of 2015, we completed our scheduled detailed valuation review for excess casualty, and recognized $1.2 billion of adverse prior year development. This increase was largely driven by adverse emergence in both general liability and umbrella auto liability, reflecting worsening trends in the number and nature of high severity losses. We also observed deterioration in certain class action claims that have complex coverage uncertainties and high limits characterized by increases in new claims and/or demands reported in 2015 and progress towards potential settlements, which have further informed our actuarial projections of ultimate losses for these types of claims. These types of claim classes have the longest emergence period within the excess casualty class and can impact multiple accident years, and are therefore inherently more volatile. In addition, we also increased losses associated with bad-faith claims by approximately $100 million driven by recent settlements.

Primary Casualty – U.S. and Canada

Primary Casualty includes Workers’ Compensation, General Liability and Auto Liability lines of business. The business is segmented by industry and, where relevant, by geography.

Many of our primary casualty policies contain risk-sharing features, including high deductibles, self-insured retentions or retrospective rating features, in addition to a traditional insurance component. These risk-sharing programs generally are large and complex, comprising multiple products, years and structures, and are subject to amendment over time. As part of the year end reserve review related to these policies, we enhanced our segmentation to better reflect the varying policy features. Based on the analysis, we are increasing our reserves for accident years 2012 and prior by $540 million (2 percent of our casualty reserves prior to the increase) to reflect estimated increased losses and reduced expectations of future recoveries from our insureds through these risk-sharing features.

We also recognized $100 million of adverse prior year development in Workers’ Compensation coverages sold to government contractors in U.S and non-U.S. military installations as a result of adverse loss emergence from several large accounts in the recent accident years.

For Primary General Liability, we increased our ultimate losses for prior accident years by $122 million, largely related to coverage sold to the construction and energy sectors, as we reacted to noteworthy adverse loss emergence since the annual detailed valuation review conducted in the second quarter of 2015.

For Primary Auto liability, we have observed increases in both the frequency and severity of claims occurring since the recovery from the recent U.S. economic downturn, which have significantly outpaced the pricing rate increases implemented during the same period. We observed noteworthy adverse loss emergence since the annual detailed valuation review conducted in the second quarter of 2015 and, therefore, have increased our ultimate losses by $50 million.

We also reassessed the reasonableness of our liability for future claim handling expenses related to existing loss reserves and updated our estimates to reflect the costs from recent investments in claims systems, processes and people with the objective of improving our ability to better manage total loss costs. We determined that an increase of $214 million was warranted, of which approximately $100 million is attributable to U.S. & Canada primary casualty. The balance is distributed among other classes.

Financial Lines – U.S. and Canada

Financial Lines business includes Director and Officer and related Management Liability, various Professional Liability classes of business as well as the Fidelity book of business. During the fourth quarter of 2015, we completed the scheduled annual detailed valuation review of these reserves and recognized $566 million of adverse prior year development, driven largely by adverse loss emergence, especially in Professional Liability. In particular, we have observed greater than expected loss costs for several claims from accident years 2006 through 2010, driven by unfavorable settlements and deterioration in known claims. We responded to this adverse emergence by updating our loss development factors and expected loss ratio assumptions for all accident years. In addition, we also recognized losses associated with bad-faith claims based on actual settlements in the fourth quarter.

International Lines

During the fourth quarter of 2015, we recognized $77 million of adverse prior year development in Financial lines, driven by increased claims emergence and related updates to the assumptions for loss development factors and expected loss ratios used in the annual detailed valuation review for these reserves, primarily related to Europe and Australasia risks. In addition, we recognized $155 million of adverse prior year development, primarily due to three large product liability claims in our Casualty and Specialty lines totaling approximately $115 million. Two of these claims arose in Japan, which are unusual for our portfolio in that market.

Runoff Insurance Lines

Asbestos and Environmental

Asbestos coverage has been excluded from AIG policies commencing in 1985. Most of AIG’s asbestos reserves are ceded to National Indemnity Company (NICO) under a retrospective reinsurance arrangement entered into in 2011. However, certain asbestos-related exposures are not subject to the NICO agreement, including asbestos exposures for which we have negotiated fixed payment schedules, and third party reinsurance assumed policies. The reported claim activity on the assumed claims has increased in the last year. AIG modified certain of its loss-reserve-related assumptions to better reflect this AIG-specific experience as well as consideration of recent industry-wide trends regarding expanding coverage theories for liability. As a result, we increased our reserves for retained asbestos claims by $160 million. We also recognized $70 million related to emergence on our legacy environmental portfolio to reflect an increase to one large case for which a claim update was just completed.

Other Runoff

During the fourth quarter of 2015, we completed our annual review of several runoff divisions for which we have not written business for at least five years, and increased the reserves for those divisions by $267 million to reflect updated assumptions about future loss development.

The following table summarizes development, (favorable) or unfavorable, of incurred losses and loss adjustment expenses for prior years, net of reinsurance, by accident year (before premium adjustments):

	Three Months
	Ended	Years Ended December 31,
	December 31,
(in millions)	2015*	2015*	2014	2013
Prior accident year development by accident year:
Accident Year
2014	$484	$397	$—	$—
2013	304	396	(283)	—
2012	419	488	(59)	(181)
2011	273	296	37	217
2010	235	277	12	(350)
2009	197	188	31	157
2008	161	231	8	(1)
2007	78	48	(113)	—
2006	82	103	64	(75)
2005	86	90	105	61
2004 and prior	1,268	1,605	901	729

Total prior year unfavorable development	$3,587	$4,119	$703	$557

* Estimate, subject to change